Exhibit 99.1

Amedica Receives FDA Clearance for Additional Valeo® II Lateral Lumbar Interbody Fusion Device Offerings

Additional sizes provide greater accommodation for a wider range of patient anatomies

SALT LAKE CITY, August 24, 2016 – Amedica Corporation (Nasdaq:AMDA), an innovative biomaterial company that develops and commercializes silicon nitride as a platform for biomedical applications, is pleased to announce the U.S. Food and Drug Administration (FDA) clearance of expanded Valeo® II Lateral Lumbar sizes. The additional sizes of the Valeo II LL interbody fusion device will be commercially available August 29, 2016.

The Valeo II LL interbody fusion device is made entirely of Amedica’s proprietary medical grade silicon nitride ceramic – an ideal material for fusion, due to its inherent osteoconductivity, anti-infective properties, bone-like imaging (artifact-free & radiotranslucent), and exceptional strength. The system includes second generation instrumentation to improve patient safety and surgeon ease of use.

"I’m delighted to announce the recent FDA clearance of our expanded silicon nitride lateral lumbar implant offerings," said Dr. Sonny Bal, Chairman and Chief Executive Officer. "It’s estimated that lateral lumbar procedures will remain one of the fastest growing interbody fusion segments over the next five years. The minimally invasive nature of the procedure provides patients with benefits such as less blood loss, smaller incisions and shorter hospital and intraoperative times. We believe these clinical benefits, coupled with our unique silicon nitride biomaterial will lead to an improved continuum of care for individuals.”

The recently cleared sizes allow for greater accommodation for a wide range of patient anatomies as well as greater stability as the shape of the implant distributes weight over a larger surface area. The design of the interbody fusion device consists of aggressive teeth for expulsion resistance, knurls for added stability, a threaded insertion feature for precision implant control, and two central cavities maximized for optimal bone graft packing.

The Valeo II LL is indicated for intervertebral body fusion of the spine in skeletally mature patients and is designed for use with autograft to facilitate fusion. Additional information about Amedica's complete line of products can be found at www.amedica.com.

About Amedica Corporation

Amedica is focused on the development and application of interbody implants manufactured with medical-grade silicon nitride ceramic. Amedica markets spinal fusion products and is developing a new generation of wear- and corrosion-resistant implant components for hip and knee arthroplasty as well as dental applications. The Company’s products are manufactured in its ISO 13485 certified manufacturing facility and through its partnership with Kyocera, one of the world's largest ceramic manufacturers. Amedica's FDA-cleared and CE-marked spine products are currently marketed in the U.S. and select markets in Europe and South America through its distributor network and its growing OEM and private label partnerships.

For more information on Amedica or its silicon nitride material platform, please visit www.amedica.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated within this press release. A discussion of those risks and uncertainties can be found in Amedica's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 23, 2016, and in Amedica's other filings with the SEC. Amedica disclaims any obligation to update any forward-looking statements.

Contacts:

Mike Houston

VP, Commercialization

801-839-3534

IR@amedica.com